                                                                    EXHIBIT 12.2



                     CHARTER COMMUNICATIONS SOUTHEAST, L.P.
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                      (In thousands except ratio amounts)





                                      1996             1995            1994
                                    --------         --------        --------
Earnings
Loss before taxes                   $(31,950)       $ (27,465)      $ (9,609)
Fixed Charges                         33,662           19,460          4,903
                                    --------        ---------       --------
Earnings                               1,712           (8,005)        (4,706)
Fixed Charges
Interest Expense                      32,517           18,671          4,655
Interest Element of Rentals              206              132             33
Amortization of debt costs               939              657            215
                                    --------          -------       --------
Total Fixed Charges                 $ 33,662          $19,460         $4,903
                                    ========          =======       ========
Ratio of Earnings to Fixed Charges       -                -              -

(1) Earnings for the year ended December 31, 1996, 1995 and 1994 were insufficient to cover the fixed charges by $31,950, $27,465 and $9,609, respectively. As a result of such deficiencies, the ratios are not presented above.